Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2009 with respect to the consolidated financial statements and financial statement schedules of PFSweb, Inc. and subsidiaries included in the Annual Report of PFSweb, Inc. on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Dallas, Texas
February 18, 2010